For Immediate Release
June 5, 2006

Rochester Medical Corporation Closes Transactions with Coloplast A/S and Mentor Corporation

Stewartville, MN June 5, 2006

Rochester Medical Corporation (NASDAQ:ROCM) today announced closing on previously announced pending transactions in connection with the Coloplast A/S acquisition of Mentor Corporation’s Urology business.

Rochester Medical has acquired certain assets of Coloplast and Mentor related to sales of Male External Catheters in the United Kingdom (UK). The assets include Clear Advantage®, Freedom®, Freedom Plus®, and Transfix® brands of MECs. They also include Mentor Medical’s UK Dispensing Appliance Contractor License and its sales offices and warehouse facility in Lancing, England. The recently formed Rochester Medical, LTD now owns, staffs, and operates the facility.

Rochester Medical also has entered into a Global Supply Agreement under which Rochester Medical will supply silicone MECs to Coloplast which will be sold under Coloplast’s brands worldwide excepting the UK. Coloplast will supply Rochester Medical with its requirements of latex MECs which Rochester Medical now sells in the UK under its newly acquired Freedom and Freedom Plus brands.

Rochester Medical has also acquired certain operating assets of Mentor Corporation’s Anoka, Minnesota Silicone Male External Catheter Manufacturing Facility. Rochester Medical and Mentor have terminated the Patent License granted under prior agreements between the parties, and Mentor has conveyed to Rochester Medical all intellectual property exclusively related to the manufacturing and sale of silicone MECs at the Anoka facility.

In addition to the above transactions, Rochester Medical and Coloplast have entered into a Cross License Agreement related to certain patents held by each Company. The cross licensing is for the purpose of avoidance of future infringement claims by each party.

Commenting on today’s announcement, Rochester Medical CEO and President Anthony J. Conway said, “We are very pleased to have closed these strategic transactions. I look forward to continued growth and success.”

The immediately preceding statement contains forward-looking statements that involve risks and uncertainties, including the uncertainty of estimated revenues and profits, as well as the uncertainty of market acceptance of new product introductions, the uncertainty of gaining new strategic relationships, the uncertainty of timing of private label sales revenues (particularly international customers), FDA and other regulatory review and response times, and other risk factors listed from time to time in the Company’s SEC reports and filings, including, without limitation, the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K (Part II, Item 6) for the year ended September 30, 2005.

Rochester Medical Corporation develops, manufactures, and markets latex-free disposable medical catheters and devices for urological and continence care applications. The Company markets under its own Rochester Medical® brand and under existing private label arrangements.

For further information, please contact Anthony J. Conway, President and Chief Executive Officer of Rochester Medical Corporation at (507) 533-9600. More information about Rochester Medical is available on its website at http://www.rocm.com.